                              OPTIO SOFTWARE, INC.
                                  $2,000,000.00
                         Non-Negotiable Promissory Note
                                Atlanta, Georgia
                                 March 27, 2000

         THE PRINCIPAL AMOUNT OF THIS NOTE IS SUBJECT TO ADJUSTMENTS AND OFFSETS AS PROVIDED HEREIN.

         OPTIO SOFTWARE, INC., a Georgia corporation ("MAKER"), for value received, promises and agrees to pay, as herein provided, to the Muscato Family Limited Partnership I (the "PAYEE"), at such address or to such bank account as Payee may direct, in lawful money of the United States of America, the principal sum of Two Million Dollars ($2,000,000), subject to the adjustment and offset provisions set forth below. This note ("NOTE") is issued in partial payment of the purchase price for a portion of the shares of common stock of Muscato Corporation (the "COMPANY") acquired by Maker from Payee pursuant to that certain Stock Purchase Agreement, of even date herewith, by and among, Maker, Payee and certain other parties (the "STOCK PURCHASE AGREEMENT").

         1. PAYMENT OF PRINCIPAL AND INTEREST. (a) The principal balance of this Note and all accrued and unpaid interest thereon shall be due and payable in one payment on March 27, 2030 (the "PAYMENT DATE"); PROVIDED, HOWEVER, that if such day is not a day on which banks are open for business in Georgia (a "BUSINESS DAY"), then such payment shall be due on the Business Day next succeeding the Payment Date.

         (b) The principal balance outstanding from time to time under this Note (after giving effect to all adjustments thereto made pursuant to the terms of this Note) shall bear simple interest at a rate of six and three-quarters percent (6.75%) per annum (the "INTEREST RATE") commencing on the date hereof. In no event shall the interest rate payable hereunder exceed the maximum rate of nonusurious interest allowed from time to time by applicable law.

         (c) Maker shall have the right, in its reasonable discretion, to set-off any amounts payable by Payee or Nicholas J. Muscato (the "PRINCIPAL") to Maker pursuant to the terms of the Stock Purchase Agreement and the Asset Purchase Agreement, of even date herewith, by and among, Maker, Payee and certain other parties, AGAINST the principal balance of this Note and any interest accrued thereon. Upon such reduction or setoff, the interest on the Note shall be recalculated as if the principal reduced or setoff had never been outstanding. So long as there is any dispute regarding amounts payable by Payee to Maker pursuant to the terms of the Stock Purchase Agreement and the Asset Purchase Agreement, Maker shall not be obligated to make the payment of the principal or interest due and payable hereunder up to the amount in dispute.

         3. MANDATORY ACCELERATION OF PAYMENT TERM. (a) If as of the first anniversary of the date hereof ("FIRST ACCELERATED PAYMENT DATE"), (i) the Principal has not been terminated by Maker or a subsidiary thereof for Cause (as defined in that certain Employment Agreement, dated of even date, by and between Maker and Principal (the "EMPLOYMENT AGREEMENT")) or has not resigned for other than Good Reason (as defined in the Employment Agreement) or (ii) if Michael A. Muscato ("M. MUSCATO") has not been terminated by Maker or a subsidiary thereof for Cause or has not resigned for other than Good Reason, the Payee has the right to require Maker to accelerate the payment of this Note such that one-half of the then outstanding principal balance of this Note and all accrued and unpaid interest thereon shall be due and payable on the tenth Business Day after the First Accelerated Payment Date; PROVIDED, HOWEVER, that if such day is not a Business Day, then such payment shall be due on the next succeeding Business Day.

                  (b) If as of the second anniversary of the date hereof ("SECOND ACCELERATED PAYMENT DATE"), M. Muscato has not been terminated by Maker or a subsidiary thereof for Cause or has not resigned for other than Good Reason, and the Payee had the right to accelerate payment on the First Accelerated Payment Date as set forth above, the Payee has the right to require Maker to accelerate the payment of this Note such that the then remaining principal balance of this Note and all accrued and unpaid interest thereon shall be due and payable on the tenth Business Day after the Second Accelerated Payment Date; PROVIDED, HOWEVER, that if such day is not a Business Day, then such payment shall be due on the next succeeding Business Day.

         5. WAIVER. Maker expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate the maturity hereof, notice of the acceleration of the maturity hereof, bringing of suit and diligence in taking any action to collect amounts called for hereunder and in the handling of securities at any time existing in connection herewith.

         6. AMENDMENTS. Any term or provision of this Note and any obligation of Maker hereunder or with respect hereto, may be changed or modified, partially or completely, or noncompliance may be consented to or authorized, by written agreement between Maker and Payee.

         7. EVENTS OF DEFAULT. The occurrence and continuance of any of the following events shall be considered an "Event of Default" for purposes of this
Note: (a) any involuntary case or other proceeding shall be commenced against Maker that seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator or custodian unless dismissed or stayed within 90 days after the institution thereof (provided that upon ineffectiveness of any stays, an Event of Default shall exist); (b) Maker shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official with respect to the Maker, or shall consent to any such relief or to the appointment of, or taking possession by, any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall fail generally or shall admit in writing its inability to pay its debts generally as they become due or shall take any corporate action to authorize or effect any of the foregoing; and (c) failure of Maker to pay any principal or interest when due hereunder. Notwithstanding the foregoing, no Event of Default shall be deemed to have occurred unless (i) Maker shall have received written notice from Payee describing such Event of Default with sufficient particularity and (ii) the event giving rise to such Event of Default shall continue for 30 calendar days following the receipt of such written notice.

         8. REMEDY. Upon the occurrence of any Event of Default, the entire principal amount of the Note then outstanding together with interest accrued thereon shall become immediately due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind, all of which are hereby expressly waived by the Maker.

         9. COSTS AND ATTORNEYS' FEES. If default is made in the payment of this Note at maturity (or within a grace period of thirty (30) days thereafter) (regardless of how its maturity may be brought about) and the same is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in bankruptcy, probate, receivership, reorganization, arrangement, or other judicial proceedings for the establishment or collection of any amount called for hereunder, or any amount payable or to be payable hereunder is collected through any such proceedings, Maker agrees to pay to the owner and holder of this Note reasonable attorneys' fees and costs, including the fees and costs incurred in any appeals, and any collection fees incurred in collection of this Note.

         10. NON-ASSIGNMENT. THIS NOTE IS NOT ASSIGNABLE AND ANY ATTEMPTED ASSIGNMENT HEREOF SHALL BE VOID AND OF NO EFFECT.

         11. ARBITRATION. In the event of any dispute or controversy over the interpretation, enforceability, breach or effect of this Note, the parties hereto consent and agree that any and all such disputes shall be submitted for final and binding arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American Arbitration Association, Fulton County, Georgia ("AAA"), by the AAA. The hearing before the arbitrator shall be held in Fulton County, Georgia and shall be conducted in accordance with the rules existing at the date thereof of the AAA, to the extent not inconsistent with this Note. The decision of the arbitrator shall be final and binding as to any matters submitted to them under this Note. All costs and expense incurred in connection with any such arbitration proceeding and those incurred in any civil action to enforce the same shall be borne by the party against which the decision is rendered.

         12. NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if telegraphed or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and shall be deemed to have been received when delivered.

         13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, excluding that body of law relating to conflict of laws.

                                   OPTIO SOFTWARE, INC.

                                   By:/s/ C. WAYNE CAPE
                                      -----------------------
                                      C. Wayne Cape, Chief Executive Officer

                                    [CORPORATE SEAL]